As filed with the Securities and Exchange Commission on September 7, 2021	Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NEPHROS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3971809
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

380 Lackawanna Place

South Orange, New Jersey 07079

(201) 343-5202

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Andrew Astor	Copies to:
President and Chief Executive Officer	Christopher J. Melsha, Esq.
Nephros, Inc.	Fredrikson & Byron P.A.
380 Lackawanna Place	200 South Sixth Street
South Orange, New Jersey 07079	Suite 4000
(201) 343-5202	Minneapolis, Minnesota 55402
(Name, Address, Including Zip Code, and Telephone	Telephone: (612) 492-7369
Number, Including Area Code, of Agent for Service)	Facsimile: (612) 492-7077

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling shareholders identified herein.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE (1)

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par $0.001 par value per share	123,981	$8.19	$1,015,404.39	$110.78
Total			$1,015,404.39	$110.78

(1)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Marked on September 3, 2021.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2021

NEPHROS, INC.

123,981 Shares of Common Stock

The selling stockholder identified on page 11 of this prospectus is offering on a resale basis a total of 123,981 shares of our common stock. The selling stockholder may offer such shares from time to time to or through brokers, dealers or other agents, or directly to other purchasers, in one or more market transactions or private transactions at prevailing market or at negotiated prices. We will not receive any proceeds from the sale of these shares by the selling stockholder.

Our shares of common stock are listed on the Nasdaq Capital Market under the ticker symbol “NEPH.” On          , 2021, the closing sale price for our common stock was $        per share.

Investing in our common stock involves substantial risks. See the information under the caption “RISK FACTORS” on page 9 of this prospectus to read about important factors you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021.

ABOUT THIS PROSPECTUS

We refer to Nephros, Inc. and its consolidated subsidiaries as “Nephros,” the “Company,” “we,” “our,” and “us.” This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”), utilizing a registration process. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus, as well as any information incorporated herein by reference, before making a decision whether to invest in the common stock. You should also read and consider the information contained in the exhibits filed with our registration statement, of which this prospectus is a part, as described in “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated herein by reference. We have not authorized anyone to provide you with different information. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC, whether or not incorporated herein by reference, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that is important to you. For a more complete understanding of our business, you should read this summary together with the more detailed information and financial statements incorporated by reference into this prospectus. This prospectus, including the documents and other information incorporated by reference into this prospectus, contains important information that you should carefully consider when making your investment decision.

About the Company

We are a commercial-stage company that develops and sells high performance water solutions to the medical and commercial markets.

In medical markets, we sell water filtration products and waterborne pathogen detection products. Our medical water filters, mostly classified as ultrafilters, are used primarily by hospitals for the prevention of infection from waterborne pathogens, such as legionella and pseudomonas, and in dialysis centers for the removal of biological contaminants from water and bicarbonate concentrate. Because our ultrafilters capture contaminants as small as 0.005 microns in size, they minimize exposure to a wide variety of bacteria, viruses, fungi, parasites, and endotoxins.

In commercial markets, we manufacture and sell water filters that improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Marketed under both the Nephros and AETHER brands, our products are marketed primarily to the food service, hospitality, convenience store, and health care markets.

Our pathogen detection systems are portable, near real-time systems designed to provide actionable data for infection control teams, biomedical engineers in dialysis clinics, and water quality teams in building management organizations.

We also have a subsidiary, Specialty Renal Products, Inc., or SRP, a development-stage medical device company, focused primarily on developing hemodiafiltration, or HDF, technology. SRP is developing a second-generation of the Nephros OLpūr H2H Hemodiafiltration System, the FDA 510(k)-cleared medical device that enables nephrologists to provide HDF treatment to patients with end stage renal disease, or ESRD.

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize an alternative method to hemodialysis. We have extended our filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

Our Products

Water Filtration Products

We develop and sell water filtration products used in both medical and commercial applications. Our water filtration products employ multiple filtration technologies, as described below.

In medical markets, our primary filtration mechanism is to pass liquids through the pores of polysulfone hollow fiber. Our filters’ pores are significantly smaller than those of competing products, resulting in highly effective elimination of waterborne pathogens, including legionella bacteria (the cause of Legionnaires disease) and viruses, which are not eliminated by most other microbiological filters on the market. Additionally, the fiber structure and pore density in our hollow fiber enables significantly higher flow rates than in other polysulfone hollow fiber.

Our primary sales strategy in medical markets is to sell through value-added resellers, or VARs. Leveraging VARs has enabled us to expand rapidly our access to target customers without significant sales staff expansion. In addition, while we are currently focused in medical markets, the VARs that support these customers also support a wide variety of commercial and industrial customers. We believe that our VAR relationships will facilitate growth in filter sales outside of the medical industry.

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In commercial markets, we develop and sell our Nephros- and AETHER-branded filters, for which carbon-based absorption is the primary filtration mechanism. Aether products allow us to improve water’s odor and taste, to reduce scale and heavy metals, and to reduce other water contaminants for customers who are primarily in the food service, convenience store, and hospitality industries.

Our Aether filter offerings have the potential to generate accretive revenue growth in at least three ways. First, we expect the business to continue its organic growth. Second, cross-selling opportunities are generated by offering taste/odor-focused products to the medical markets, as well as pathogen-focused filtration to the commercial markets. Finally, as part of the more substantial Nephros organization, Aether may be able to compete for larger filtration contracts than may have been available to it as a smaller, independent firm. In the year since we acquired the AETHER brand, we have seen some promising results in each of these strategies, but it is still too early to judge the likelihood or magnitude of their long-term success.

In commercial markets, our model combines both direct and indirect sales. Our sales staff have sold products directly to a number of convenience stores, hotels, casinos, and restaurants. We are also pursuing large corporate contracts through partnerships.

Target Markets

Our ultrafiltration products currently target the following markets:

●	Hospitals and Other Healthcare Facilities: Filtration of water for washing and drinking as an aid in infection control. The filters produce water that is suitable for wound cleansing, cleaning of equipment used in medical procedures, and washing of surgeons’ hands.

●	Dialysis Centers: Filtration of water or bicarbonate concentrate used in hemodialysis.

●	Commercial Facilities: Filtration and purification of water for consumption, including for use in ice machines and soft drink dispensers.

●	Military and Outdoor Recreation: Individual water purification devices used by soldiers and backpackers to produce drinking water in the field, as well as filters customized to remote water processing systems.

Hospitals and Other Healthcare Facilities. Nephros filters are a leading tool used to provide proactive protection to patients in high-risk areas (e.g., ice machines, surgical rooms, NICUs) and reactive protection to patients in broader areas during periods of water pathogen outbreaks. Our products are used in hundreds of medical facilities to aid in infection control, both proactively and reactively.

According to the American Hospital Association, approximately 6,200 hospitals, with approximately 931,000 beds, treated over 36 million patients in the United States in 2017. The U.S. Centers for Disease Control and Prevention estimates that healthcare associated infections, or HAI, occurred in approximately one out of every 31 hospital patients, or about 687,000 patients in 2015. HAIs affect patients in hospitals or other healthcare facilities and are not present or incubating at the time of admission. They also include infections acquired by patients in the hospital or facility, but appearing after discharge, and occupational infections among staff. Many HAIs are caused by waterborne bacteria and viruses that can thrive in aging or complex plumbing systems often found in healthcare facilities.

In June 2017, the Center for Clinical Standards and Quality at the Centers for Medicare and Medicaid Services, or CMS, announced the addition of requirements for facilities to develop policies and procedures that inhibit the growth and spread of legionella and other opportunistic pathogens in building water systems. Going forward, CMS surveyors will review policies, procedures, and reports documenting water management implementation results to verify that facilities are compliant with these requirements. We believe that these CMS regulations may have a positive impact on the sale of our HAI-inhibiting ultrafilters.

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We currently have FDA 510(k) clearance on the following portfolio of medical device products for use in the hospital setting to aid in infection control:

●	The DSU-H and SSU-H are in-line, 0.005-micron ultrafilters that provide dual- and single-stage protection, respectively, from waterborne pathogens. They are primarily used to filter potable water feeding ice machines, sinks, and medical equipment, such as endoscope washers and surgical room humidifiers. The DSU-H has an up to 6-month product life in a typical hospital setting, while the SSU-H has an up to 3-month life.

●	The S100 is a point-of-use, 0.01-micron microfilter that provides protection from waterborne pathogens. The S100 is primarily used to filter potable water feeding sinks and showers. The S100 has an up to 3-month product life when used in a hospital setting.

●	The HydraGuardTM and HydraGuardTM - Flush are 0.005-micron cartridge ultrafilters that provide single-stage protection from waterborne pathogens. The HydraGuard ultrafilters are primarily used to filter potable water feeding ice machines and medical equipment, such as endoscope washers and surgical room humidifiers. The HydraGuard has an up to 6-month product life and the HydraGuard - Flush has an up to 12-month product life when used in a hospital setting.

We received FDA 510(k) clearance to market the HydraGuardTM in December 2016 and began shipping it in July 2017. We began shipping the HydraGuard TM - Flush in September 2017. The DSU H, SSU H, and S100 products received FDA 510(k) clearance in prior years.

Dialysis Centers - Water/Bicarbonate. In the dialysis water market, Nephros ultrafiltration products are among the highest performing products on the market. The DSU-D, SSU-D and the SSUmini have become the standard endotoxin filter in many portable reverse osmosis systems. The EndoPur®, our large-format ultrafilter targeted at dialysis clinic water systems, provides the smallest pore size available. Following a long pilot project at a major dialysis provider, we are now seeing growth in the use of this product. In addition, we aim to expand EndoPur’s usage into heat-disinfected water systems, which will further open the market for this product.

To perform hemodialysis, all dialysis clinics have dedicated water purification systems to produce water and bicarbonate concentrate, two essential ingredients for making dialysate, the liquid that removes waste material from the blood. According to the American Journal of Kidney Diseases, there are approximately 6,500 dialysis clinics in the United States servicing approximately 468,000 patients annually. We estimate that there are over 100,000 hemodialysis machines in operation in the United States.

Medicare is the main payer for dialysis treatment in the United States. To be eligible for Medicare reimbursement, dialysis centers must meet the minimum standards for water and bicarbonate concentrate quality set by the Association for the Advancement of Medical Instrumentation, or AAMI, the American National Standards Institute, or ANSI, and the International Standards Organization, or ISO. We anticipate that the stricter standards approved by these organizations in 2009 will be adopted by Medicare in the near future.

We currently have FDA 510(k) clearance on the following portfolio of medical device products for use in the dialysis setting to aid in bacteria, virus, and endotoxin retention:

●	The DSU-D, SSU-D and SSUmini are in-line, 0.005-micron ultrafilters that provide protection from bacteria, viruses, and endotoxins. All of these products have an up to 12-month product life in the dialysis setting and are used to filter water following treatment with a reverse osmosis, or RO, system, and to filter bicarbonate concentrate. These ultrafilters are primarily used in the water lines and bicarbonate concentrate lines leading into dialysis machines, and as a polish filter for portable RO machines.

●	The EndoPur is a 0.005-micron cartridge ultrafilter that provides single-stage protection from bacteria, viruses, and endotoxins. The EndoPur has an up to 12-month product life in the dialysis setting, and is used to filter water following treatment with an RO system. More specifically, the EndoPur is used primarily to filter water in large RO systems designed to provide ultrapure water to an entire dialysis clinic. The EndoPur is a cartridge-based, “plug and play” market entry that requires no plumbing at installation or replacement. The EndoPur is available in 10”, 20”, and 30” configurations.

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Commercial and Industrial Facilities. Our commercial NanoGuard® product line accomplishes ultrafiltration via small pore size (0.005 micron) technology, filtering bacteria and viruses from water. In addition, the recently acquired AETHER brand expands our product line to include water filtration and purification technologies that are primarily focused on improving odor and taste and on reducing scale and heavy metals from filtered water.

We purchased the AETHER brand to expedite our access to commercial markets and to expand our filtration expertise and capabilities. Our commercial market focus is in the hotel, restaurant, and convenience store markets. In the first year post-acquisition, we upgraded Aether facilities to increase production and logistics capacity, integrated Aether products into the Nephros infection control product portfolio, and initiated sales efforts with a number of large commercial customers. We have recently added to our commercial sales team and, going forward, hope to close on one or more large contracts that may result in step-change increases in commercial market revenue.

Over time, we believe that the same water safety management programs currently underway at medical facilities may migrate to commercial markets. As the epidemiology of waterborne pathogens expands, links to contamination sources will become more efficient and the data more readily available. In cases where those sources are linked to restaurants, hotels, office buildings and residential complexes, the corporate owners of those facilities will likely face increasing liability exposure. We expect that building owners will come to understand ASHRAE-188, which outlines risk factors for buildings and their occupants, and provides water safety management guidelines. We believe, in time, most commercial buildings will need to follow the basic requirements of ASHRAE-188: create a water management plan, perform routine testing, and establish a plan to treat the building in the event of a positive test.

As demand for water testing and microbiological filtration grows, we will be ready to deploy our expertise and solutions based on years of experience servicing the medical market. We believe that we have an opportunity to offer unique expertise and products to the commercial market, and that our future revenue from the commercial market could even surpass our infection control revenue.

We currently market the following portfolio of proprietary products for use in the commercial, industrial, and food service settings:

●	The NanoGuard set of products are in-line, 0.005-micron ultrafilter that provides dual-stage retention of any organic or inorganic particle larger than 15,000 Daltons. NanoGuard products are designed to fit a variety of existing plumbing configurations, including 10” and 20” standard housings, and AETHER and Everpure® manifolds. Included in the NanoGuard product line are both conventional and flushable filters

●	The AETHER line of commercial filters, which are also sold under the Nephros brand, provide a variety of technology solutions that improve water quality in food service, convenience store, hospitality, and industrial applications. AETHER filters improve water taste and odor, and reduce sediment, dirt, rust particles and other solids, chlorine and heavy minerals, lime scale build-up, and both particulate lead and soluble lead.

AETHER products combine effectively with NanoGuard ultrafiltration technologies to offer full-featured solutions to the commercial water market, including to existing users of Everpure filter manifolds.

Military and Outdoor Recreation. We developed our individual water treatment device, or IWTD, in both in-line and point-of-use configurations. Our IWTD allows a soldier in the field to derive drinking water from any freshwater source. This enables the soldier to remain hydrated, to help maintain mission effectiveness and unit readiness, and to extend mission reach. Our IWTD has been validated by the military to meet the NSF Protocol P248 standard. It has also been approved by the U.S. Army Public Health Command and the U.S. Army Test and Evaluation Command for deployment.

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In May 2015, we entered into a sublicense agreement with CamelBak Products, LLC, or CamelBack. Under this sublicense agreement, we granted CamelBak an exclusive, non-transferable, worldwide (with the exception of Italy) sublicense and license, in each case solely to market, sell, distribute, import and export the IWTD. In exchange for the rights granted to CamelBak, CamelBak agreed, through December 31, 2022, to pay us a percentage of the gross profit on any sales made to a branch of the U.S. military, subject to certain exceptions, and to pay us a fixed per-unit fee for any other sales made. CamelBak was also required to meet or exceed certain minimum annual fees payable to us, and, if such fees are not met or exceeded, we were able to convert the exclusive sublicense to a non-exclusive sublicense with respect to non-U.S. military sales. In the first quarter of 2019, the Sublicense Agreement was amended to eliminate the minimum fee obligations starting May 6, 2018 and, as such, CamelBak has no further minimum fee obligations. Related to this Sublicense Agreement, approximately $20,000 of revenue was recognized in the three and six months ended June 30, 2021. There was no royalty revenue recognized during the three or six months ended June 30, 2020. CamelBak product sales have been slower than originally hoped. However, military contracts often take years to close, and we remain optimistic about these products and markets.

Pathogen Detection Systems

Pathogen Detection in Infection Control. We recently expanded our portfolio of solutions with the introduction of our PluraPath™ pathogen detection system, which we believe represents a significant growth opportunity for Nephros.

We developed the PluraPath pathogen detection system to provide real-time data to infection control teams executing their water management plans. We integrated our ultrafilter technology with emerging, quantitative polymerase chain reaction (qPCR) technology and real-time analytics. We chose a portable, open-source qPCR platform that allows us to parallel-processes up to 15 different bacteria and virus assays. We worked with industry experts to select and develop DNA- and RNA-based assays that could meet our goals of providing quantitative precision within one hour. We also developed a mobile application to extract and process the data real-time. Furthermore, we designed the system so that anyone can perform qPCR testing, not just someone with training in microbiological laboratory techniques.

With the PluraPath system, it will be possible to map and track the changes to levels of multiple bacterial and viral pathogens in a building’s water system on a real-time basis, at cost levels equivalent to assays that currently take 24-72 hours or more and typically provide data on only a single pathogen. Using PluraPath, we expect that infection control teams will be able to quickly assess approximate levels of a broad array of pathogens in their water systems, and optimally focus their secondary disinfection efforts and point-of-use filtration; services and products offered by our strategic partners.

The PluraPath system does not replace culture-based assays, which are the current regulatory requirements for confirmation in testing for waterborne pathogens. Rather, we believe PluraPath will become a valuable tool in the arsenal of defense, permitting faster decision making about a larger target population of pathogens. Our objective is to provide our customers and strategic partners with a user-friendly system that delivers dependable, actionable data to infection control teams in less than an hour.

Pathogen Detection in Dialysis Facilities. We have also been investigating pathogen detection efforts in the dialysis space. The LAL (limulus amebocyte lysate) test is a dialysis industry standard assay that identifies the presence of potential endotoxins, agnostic to the source species. The source of endotoxins are gram-negative bacteria. LAL testing routinely takes 48-72 hours to provide results from the time of shipping the sample to a central laboratory. When dialysis clinics have urgent contamination or severely elevated endotoxin issues, they may have to shut down for extended periods of time creating enormous logistical issues for patients and increasing the cost of care.

To provide a real-time solution for this testing paradigm, we announced the DialyPath™ pathogen detection and endotoxin estimation system in October 2020. The DialyPath system mirrors our PluraPath but includes a gram-negative DNA marker test and test for six different gram-negative bacteria. The DialyPath system is designed to provide data on two test samples in one run in less than one hour. The system will provide an estimate of the overall endotoxin in the sample, as well as estimated levels of six specific endotoxin-generating bacteria known to be frequent invaders of dialysis clinic water systems.

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Facility-Wide Pathogen Detection. Bacterial contaminants in water systems can originate from thousands of different bacterial families. The technology now exists to map the water system biome in real-time, on-site, using an enhanced form of the portable PluraPath system and a bioinformatics database. The SequaPath system provides the capability to screen water for over 20,000 different bacterial genera (families), including genera of the 40+ pathogenic bacteria listed by the Centers for Disease Control & Prevention in its “Opportunistic Pathogens of Premise Plumbing.” The system incorporates our proprietary filtration technology and a DNA sequencing step that makes it possible to screen rapidly for genera of waterborne pathogens. Like PluraPath, the SequaPath platform is portable, allowing for same-day on-site analysis.

The SequaPath technology was used in 2020 to perform an academic study that found far more bacteria in buildings unoccupied during the COVID-19 pandemic than in occupied buildings. The potential for building biome mapping is enormous. We are developing the technology, processes, and procedures to perform as many as 96 tests in a single run. SequaPath is currently available as a service offering.

While this service could be of value to the management of any water system in any building in any part of the world, we will first focus on the hospital customers of our strategic partners. Once proven in the hospital space, we believe that SequaPath has the potential to shift the building water testing paradigm across multiple markets and geographies.

Specialty Renal Products: HDF System

Introduction to HDF

The current standard of care in the United States for patients with chronic renal failure is hemodialysis, or HD, a process in which toxins are cleared via diffusion. Patients typically receive HD treatments at least 3 times weekly for 3-4 hours per treatment. HD is most effective in removing smaller, easily diffusible toxins. For patients with acute renal failure, the current standard of care in the United States is hemofiltration, or HF, a process where toxins are cleared via convection. HF offers a much better removal of larger sized toxins when compared to HD; however, HF treatment is more challenging for patients, as it is performed on a daily basis, and typically takes 12-24 hours per treatment.

HDF is an alternative dialysis modality that combines the benefits of HD and HF into a single therapy by clearing toxins using both diffusion and convection. Though not widely used in the United States, HDF is prevalent in Europe and is performed for a growing number of patients. Clinical experience and literature show the following clinical and patient benefits of HDF:

●	Enhanced clearance of middle and large molecular weight toxins

●	Improved survival - up to a 35% reduction in mortality risk

●	Reduction in the occurrence of dialysis-related amyloidosis

●	Reduction in inflammation

●	Reduction in medication such as EPO and phosphate binders

●	Improved patient quality of life

●	Reduction in number of hospitalizations and overall length of stay

However, like HD, HDF can be resource-intensive and can require a significant amount of time to deliver one course of treatment.

Nephros HDF Background

Over the course of our history, we originally developed a medical device that enabled a standard HD machine to perform HDF. We refer to our approach as an on-line mid-dilution hemodiafiltration system. Our original solution included an OLpūr H2H Hemodiafiltration Module, which we refer to as an H2H Module, an OLpūr MD 220 Hemodiafilter, or HDF Filter, and an H2H Substitution Filter, which we refer to as a Dialysate Filter.

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Our H2H Module attaches to a standard HD machine to perform on-line HDF therapy. The HD machine controls and monitors the basic treatment functions, as it would normally when providing HD therapy. The H2H Module is a free-standing, movable device that is placed next to either side of an HD machine. The H2H Module connects to the clinic’s water supply, drain, and electricity.

The H2H Module utilizes the HDF Filter, and is very similar to a typical hollow fiber dialyzer assembled with a single hollow fiber bundle made with a high-flux (or high-permeability) membrane. The fiber bundle is separated into two discrete, but serially connected, blood paths. Dialysate flows in one direction that is counter-current to blood flow in Stage 1 and co-current to blood flow in Stage 2.

In addition to the HDF Filter, the H2H Module also utilizes a Dialysate Filter during patient treatment. The Dialysate Filter is a hollow fiber, ultrafilter device that consists of two sequential (redundant) ultrafiltration stages in a single housing. During on-line HDF with the H2H Module, fresh dialysate is redirected by the H2H Module’s hydraulic (substitution) pump and passed through this dual-stage ultrafilter before being infused as substitution fluid into the extracorporeal circuit. Providing ultrapure dialysate is crucial for the success of on-line HDF treatment.

Our original HDF system conformed with current ANSI/AAMI/ISO standards and was cleared by the U.S. Food and Drug Administration, or the FDA, for the treatment of patients with chronic renal failure in 2012. To date, our HDF System is the only HDF system cleared by the FDA.

Over the last four years, DaVita Healthcare Partners, the Renal Research Institute (a research division of Fresenius Medical Care), and Vanderbilt University conducted post-market evaluations of our hemodiafiltration system in their clinics. We gathered direct feedback from these evaluations to develop a better understanding of how our system best fits into the current clinical and economic ESRD treatment paradigm. The ultimate goal of the evaluations was to better understand the potential for HDF in the U.S. clinical setting in order to (a) improve the quality of life for the patient, (b) reduce overall expenditure compared to other dialysis modalities, (c) minimize the impact on nurse workflow at the clinic, and (d) demonstrate the pharmacoeconomic benefit of the HDF technology to the U.S. healthcare system, as has been done in Europe with other HDF systems. The last evaluation was concluded at Vanderbilt in the first quarter of 2018.

Specialty Renal Products, Inc.

Over the past two years, we have dramatically simplified and redesigned our HDF device. Our updates have made the system significantly easier to use. By shifting from a reusable substitution ultrafilter to a disposable substitution ultrafilter, we were able to simplify the set-up process and substantially reduce the time required between patient treatments – two of the key complaints from users of our first-generation system. We used real-time user feedback to aid in the fine-tuning of our changes to the system that impacted usability. We believe our second-generation HDF system will meet the needs of both clinicians and patients.

In 2018, we spun-off the development of the HDF device into SRP. We raised $3 million of outside capital directly into SRP to fund the second-generation development described above. Nephros maintains a 62.5% ownership stake in SRP.

We submitted the second-generation HDF system for FDA clearance in June 2021. Once it is cleared, we intend to launch it at 2-3 clinics with previous experience with our device. We plan to then expand our efforts, on a measured basis, to clinics that wish to provide HDF therapy to their patients. At this time, we do not believe making a rapid and broad push into the market would be optimal. Nephrologists in the United States are not trained on HDF therapy; however, many nephrologists want to explore the option and we believe that early adopters will want to perform studies to better understand the technology. We intend to support these investigator-initiated studies.

While a number of studies have been performed in Europe, the body of evidence for optimal use of HDF needs to be built in the U.S. treatment setting. According to European data from Fresenius, over 15% of dialysis treatments are HDF. That could translate to over 10 million individual treatments if HDF achieved that level of penetration in the United States. We do not believe that the United States will instantaneously mirror Europe. However, we do believe that HDF therapy has a place in the treatment landscape for patients with ESRD in the United States, and we look forward to enabling this pathway.

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Recent Developments

On July 9, 2021, we acquired substantially all of the assets and business of GenArraytion, Inc., a Delaware corporation (“GenArraytion”), pursuant to an asset purchase agreement entered into among GenArraytion and its sole stockholder. In consideration for the purchase of the assets, we issued to GenArraytion an aggregate of 123,981 shares of our common stock, reflecting an aggregate purchase price of $1.2 million. Fifty percent of these shares were subject to a risk of forfeiture in the event that GenArraytion failed to timely comply with certain intellectual property transfer obligations described in the purchase agreement. GenArraytion subsequently fulfilled all such obligations and, as a result, the risk of forfeiture has lapsed. Under the terms of the purchase agreement, we also agreed to make royalty payments to GenArraytion based on net sales of GenArraytion products over the next five years and we agreed to file a registration statement covering the shares issued to GenArraytion within sixty days from the date of the Agreement. The shares being offered pursuant to this prospectus are the shares issued to GenArraytion, as the selling stockholder, under the terms of the purchase agreement.

Corporate Information

We were incorporated under the laws of the State of Delaware in April 1997. Our principal executive offices are located at 380 Lackawanna Place, South Orange, New Jersey 07079, and our telephone number is (201) 343-5202. We also have offices in Henderson, Nevada and Dublin, Ireland. For more information about Nephros, please visit our website at www.nephros.com.

Where You Can Find More Information

We make available free of charge on our website (www.nephros.com) our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We provide electronic or paper copies of filings free of charge upon request. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC at www.sec.gov.

The Offering

GenArraytion, as the selling stockholder under this prospectus, is offering on a resale basis 123,981 shares of our common stock, all of which were issued to it as consideration for our July 2021 acquisition of substantially all of its assets and business. The total value of the shares of common stock offered pursuant to this prospectus is approximately $1.05 million, based upon a per share price of $8.43, which represents the closing sale price of our shares as reported on the Nasdaq Capital Market on September 3, 2021.

Shares of Common Stock Offered	123,981 shares

Total Shares Outstanding	10,217,348

Use of Proceeds	We will not receive the proceeds from the sale of the shares by the selling stockholder.

Risk Factors	The acquisition of our common stock involves substantial risks. See the information discussed under the caption “Risk Factors” beginning on page 9 of this prospectus.

Nasdaq Ticker Symbol	NEPH

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated herein by reference, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks were to occur, our business, financial condition, and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements.” Such statements include those regarding the efficacy and intended use of our technologies under development, the timelines and strategy for bringing such products to market, the availability of funding sources for continued development of such products, and other statements that are not historical facts, including statements that may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to:

●	we face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues;

●	product-related deaths or serious injuries or product malfunctions could trigger recalls, class action lawsuits and other events that could cause us to incur expenses and may also limit our ability to generate revenues from such products;

●	we face potential liability associated with the production, marketing and sale of our products, and the expense of defending against claims of product liability could materially deplete our assets and generate negative publicity, which could impair our reputation;

●	to the extent our products or marketing materials are found to violate any provisions of the U.S. Food, Drug and Cosmetic Act or any other statutes or regulations, we could be subject to enforcement actions by the FDA or other governmental agencies;

●	we may not be able to obtain funding if and when needed or on terms favorable to us in order to continue operations;

●	we may not have sufficient capital to successfully implement our business plan;

●	we may not be able to effectively market our products;

●	we may not be able to sell our water filtration products or chronic renal failure therapy products at competitive prices or profitably;

●	we may encounter problems with our suppliers, manufacturers and distributors;

●	we may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures;

●	we may not be able to obtain appropriate or necessary regulatory approvals to achieve our business plan;

●	products that appeared promising to us in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials;

●	we may not be able to secure or enforce adequate legal protection, including patent protection, for our products; and

●	we may not be able to achieve sales growth in key geographic markets.

More detailed information about us and the risk factors that may affect the realization of forward-looking statements is set forth in our filings with the SEC, including our periodic reports filed with the SEC. We urge investors and security holders to read those documents free of charge at the SEC’s web site at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.

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USE OF PROCEEDS

We will not receive the proceeds from the sale of the shares by the selling stockholder.

SELLING STOCKHOLDER

This prospectus covers the resale by the selling stockholder identified below of shares of our common stock. The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholder as of August 31, 2021, and after giving effect to this offering, except as otherwise referenced below.

Beneficial
	Shares	Number of	ownership
	beneficially	shares	after
	owned	offered by	offering (1)
	before	selling	Number
Selling Stockholder	offering (1)	stockholder	of shares	Percent

GenArraytion, Inc. (2)	123,981	123,981	-	-

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of August 31, 2021, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares. Percentage of shares beneficially owned after the resale of all the shares offered by this prospectus assumes there are outstanding 10,217,348 shares of common stock.

(2)	R. Paul Schaudies holds voting and/or dispositive power over the shares held by the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholder, and any of its pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholder may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholder (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with the Supplementary Material to FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The legality of the securities offered hereby have been passed upon for us by Fredrikson & Byron P.A., Minneapolis, Minnesota.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2020 and 2019 incorporated by reference into this prospectus have been audited by Moody, Famiglietti & Andronico, LLP, an independent registered public accounting firm, as stated in their report.

Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public free of charge at the SEC’s website at www.sec.gov and on our website at www.nephros.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed) until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the year ended December 31, 2020;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021;

●	our Current Reports on Form 8-K filed on February 3, 2021, March 29, 2021, March 31, 2021, May 20, 2021, July 12, 2021, and September 2, 2021;

●	the description of our common stock contained in our registration statement on Form 8-A filed August 13, 2019, under the Securities Act, including any amendment or report filed for the purpose of updating such description; and

●	our definitive Proxy Statement on Schedule 14A filed on April 7, 2021 as supplemented on April 7, 2021.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Nephros, Inc.

380 Lackawanna Place

South Orange, New Jersey 07079
Phone: (201) 343-5202

Copies of these filings are also available, without charge, on our website at www.nephros.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates.

SEC filing fee	$110
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous	$1,000
Total	$26,110

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Fourth Amended and Restated Certificate of Incorporation, as amended, provides for indemnification of our directors and officers of the registrant to the fullest extent permitted by the DGCL. Our Second Amended and Restated By-Laws provides that we will generally indemnify our directors, officers, employees or agents to the fullest extent permitted by the law against all losses, claims, damages or similar events. We have obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of our company.

Item 16. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

4.1	Conformed Copy of the Fourth Amended and Restated Certificate of Incorporation, incorporating those Certificates of Amendment dated June 4, 2007; June 29, 2007; November 13, 2007; October 23, 2009; March 10, 2011; and March 11, 2011, incorporated by reference to Exhibit 3.1 to Nephros, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 26, 2018.

4.2	Second Amended and Restated By-Laws of the Registrant, incorporated by reference to Exhibit 3.1 to Nephros, Inc.’s Current Report on Form 8-K, filed with the SEC on December 3, 2007 (SEC File No. 001-32288).

4.3	Specimen of Common Stock Certificate of the Registrant, incorporated by reference to Exhibit 4.1 to Nephros, Inc.’s Amendment No. 1 to Registration Statement on Form S-1/A (Reg. No. 333-116162), filed with the SEC on July 20, 2004.

5.1	Opinion of Fredrikson & Byron, P.A. as to the legality of the securities being registered.*

23.1	Consent of Moody, Famiglietti & Andronico, LLP Independent Registered Public Accounting Firm.*

23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).

* Filed herewith.

II-1

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Orange, State of New Jersey, on September 7, 2021.

NEPHROS, INC.

By:	/s/ Andrew Astor
Name:	Andrew Astor
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Astor as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Astor	President, Chief Executive Officer, Chief Financial Officer and Director	September 7, 2021
Andrew Astor	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Arthur H. Amron	Director	September 7, 2021
Arthur H. Amron

/s/ Thomas Gwydir	Director	September 7, 2021
Thomas Gwydir

/s/ Alisa Lask	Director	September 7, 2021
Alisa Lask

/s/ Oliver Spandow	Director	September 7, 2021
Oliver Spandow